Exhibit 99.1

[LOGO]
Gentiva
HEALTH SERVICES
--------------------------------------------------------------------------------

Press Release

Financial and Investor Contact:
         John R. Potapchuk
         631-501-7035
         john.potapchuk@gentiva.com

Media Contact:
         David Fluhrer
         631-501-7102
         516-857-7231
         david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

               Gentiva(R) Reports Third Quarter 2004 EPS of $0.17
                   and Double-Digit Medicare Revenue Increase

           Company Repurchases Over One Million Shares during Quarter

Melville, N.Y., October 27, 2004 -- Gentiva Health Services, Inc. (NASDAQ:
GTIV), the nation's largest provider of comprehensive home health services, today reported net income of $4.4 million, or $0.17 per diluted share, for the third quarter ended September 26, 2004 compared to $4.5 million, or $0.17 per diluted share, for the corresponding period of fiscal 2003.

         Net Income-As Adjusted for the third quarter of 2004 was $3.7 million, or $0.14 per diluted share, compared with $3.0 million, or $0.11 per diluted share, for the third quarter of 2003. See the Supplemental Information for a reconciliation between "Net Income - As Reported" and "Net Income - As Adjusted."

         During the third quarter of 2004, Gentiva repurchased 1.01 million shares of its common stock at an aggregate cost of $15.5 million and generated cash flow from operating activities of $11.2 million. The Company reported cash items and short-term investments of $106.5 million as of September 26, 2004 versus $111.1 million as of June 27, 2004, the end of the second quarter.

         Third quarter 2004 net revenues were $198.1 million versus $199.7 million in the comparable period of 2003. Revenue increases associated with Medicare and non-CIGNA commercial insurance business were offset by anticipated lower revenues from CIGNA business and Medicaid and local government programs, as well as the impact of storms in the southeastern United States. The 2004 net revenues include approximately $1.1 million received from a $1.4 million settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board related to the reopening of all of its 1998 Medicare cost reports.

             3 Huntington Quadrangle, 200S, Melville, NY 11747-4627

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                                       2


         Gentiva's Medicare revenues for the third quarter of 2004 increased $7.2 million, or 16.5%, over the third quarter of 2003, excluding the impact of the special item related to the 1998 cost report. This was the Company's fifth consecutive quarter of double-digit Medicare growth. The increase was driven by growth in admissions, including admissions to Gentiva's specialty programs, higher reimbursement rates compared with the prior year period, and various operational and clinical process enhancements.

         Revenues from Medicaid and local government sources declined by $2.7 million, or 6.6%, in the third quarter versus the prior year period due to the Company's ongoing plan to reduce participation in certain low-margin, hourly Medicaid and state and county programs. This was offset somewhat by an increase in skilled visits within Medicaid programs. Revenues from the Company's third major payer category - Commercial Insurance and Other - declined by $7.3 million, or 6.3%, due to the reduction in revenues from Gentiva's contract with CIGNA Healthcare.

         Net revenues for the nine months ended September 26, 2004 were $620.2 million versus $610.2 million reported in the prior year period. Excluding special items and revenues from CIGNA, net revenues for the first nine months of 2004 increased $31.9 million, or 8.2%. Revenues from CIGNA, which declined 13.9% in the first nine months of 2004, represented approximately 31% of Gentiva's total net revenues in the first nine months of 2004 versus approximately 36% in the comparable period of 2003.

         Net income for the first nine months of 2004 was $19.6 million, or $0.74 per diluted share, compared with $15.0 million, or $0.55 per diluted share, for the same period of 2003. Results for the first nine months of 2004 included a pre-tax gain of $946,000 from the sale of a Canadian investment as well as special items related to the favorable settlement of the Company's Medicare cost report appeals for 1997 and 1998, net of a revenue adjustment to reflect an industrywide repayment of certain Medicare reimbursements. The Medicare special items contributed $9.1 million to nine-month 2004 net revenues and income before income taxes.

         Net Income - As Adjusted for the first nine months of 2004 as compared to the same period of 2003 was $0.50 and $0.36 per diluted share, respectively. The 2004 adjusted results exclude the gain from the sale of the Canadian investment and the Medicare special items, and the 2003 adjusted results assume a normalized tax rate, exclusive of adjustments to the valuation allowance, which were recorded in the 2003 period.

         "During the quarter, we achieved solid Medicare growth and an increase in our non-CIGNA commercial insurance revenues," said Gentiva Chairman and CEO Ron Malone. "We also continued to report increases in gross margins and operating income, and generated strong positive cash flow, some of which was used to repurchase a significant number of shares.

         "The hurricanes have had an impact on our business in Florida, which caused us to temper our revenue outlook for 2004," Malone added. "However, we were able to limit the impact due to our disaster recovery plans and the commitment of our people. Because we activated our plans well in advance of the storms, we responded quickly and were open for business when patients and referral sources needed us most."

         Due primarily to the third quarter impact of the storms and their anticipated residual effect on fourth quarter performance, Gentiva's revenue outlook for the 2004 fiscal year - excluding special items -- has been

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adjusted to approximately $828 million to $835 million (versus the previously announced range of $840 million to $850 million). However, the outlook for 2004 earnings - excluding special items - continues within the previously announced range of $0.64 to $0.67 per diluted share, and remains unchanged due to the improvement of operating margins, a lower effective tax rate, and the effect of the share repurchase program.

         Gentiva also announced a preliminary outlook for the 2005 fiscal year that anticipates full-year net revenues of $870 million to $890 million, and net income in the range of $0.78 to $0.85 per diluted share. The Company plans to offer additional commentary on this outlook on tomorrow's conference call and live web cast.

Non-GAAP Financial Measures

The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its third quarter results during its conference call and live web cast to be held Thursday, October 28, 2004, at 10:00 a.m. Eastern Time. To participate in the call from the United States or Canada, dial: (612) 326-1003. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. To hear the web cast, log onto http://www.gentiva.com/investor/events.asp. This press release is also accessible at the same link, and a transcript of the conference call will be available on the site within 24 hours after the call.

About Gentiva Health Services, Inc.
Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 350 direct service delivery units within approximately 250 locations in 35 states, and through CareCentrix(R), which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 2,000 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neuro-rehabilitation services; social work; nutrition; disease management education; and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.

                            (Tables and notes follow)
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
        (in 000's, except per share data)                                    3rd Quarter                        Nine Months
                                                                             -----------                        -----------
                                                                          2004             2003             2004             2003
                                                                          ----             ----             ----             ----
Statements of Income
        Net revenues                                                   $ 198,070        $ 199,698        $ 620,223        $ 610,160
        Cost of services sold                                            122,539          130,457          383,092          402,529
                                                                       --------------------------        --------------------------
        Gross profit                                                      75,531           69,241          237,131          207,631
        Selling, general and administrative expenses                     (67,227)         (62,738)        (201,405)        (186,332)
        Depreciation and amortization                                     (1,756)          (1,689)          (5,505)          (5,164)
                                                                       --------------------------        --------------------------
        Operating income                                                   6,548            4,814           30,221           16,135
        Gain on sale of Canadian investment                                 --               --                946             --
        Interest income, net                                                 248               93              538              275
                                                                       --------------------------        --------------------------
        Income before income taxes                                         6,796            4,907           31,705           16,410
        Income tax expense                                                (2,397)            (360)         (12,111)          (1,415)
                                                                       --------------------------        --------------------------
        Net income                                                     $   4,399        $   4,547        $  19,594        $  14,995
                                                                       ==========================        ==========================

Earnings per Share
       Net income:
        Basic                                                          $    0.18        $    0.18        $    0.78        $    0.57
                                                                       ==========================        ==========================
        Diluted                                                        $    0.17        $    0.17        $    0.74        $    0.55
                                                                       ==========================        ==========================

       Weighted average shares outstanding:
        Basic                                                             24,422           25,972           25,011           26,399
                                                                       ==========================        ==========================
        Diluted                                                           26,034           27,098           26,645           27,452
                                                                       ==========================        ==========================

Condensed Balance Sheets
       ASSETS                                        Sep 26, 2004   Dec 28, 2003
                                                     ------------   ------------
        Cash, cash equivalents and restricted cash       $ 96,518       $100,013
        Short-term investments                             10,000         10,000
        Net receivables                                   127,345        132,998
        Deferred tax assets                                21,667         26,464
        Prepaid expenses and other current assets           7,227          6,524
                                                        ------------------------
             Total current assets                         262,757        275,999

        Fixed assets                                       18,457         15,135
        Deferred tax assets, net                           22,798         28,025
        Other assets                                       15,009         15,929
                                                        ------------------------
            Total assets                                 $319,021       $335,088
                                                        ========================

       LIABILITIES AND SHAREHOLDERS' EQUITY
        Accounts payable                                 $ 13,236       $ 16,079
        Payroll and related taxes                           9,976         12,932
        Medicare liabilities                               12,591         12,736
        Cost of claims incurred but not reported           26,297         28,525
        Obligations under insurance programs               36,591         37,200
        Other accrued expenses                             29,772         32,230
                                                        ------------------------
             Total current liabilities                    128,463        139,702

        Other liabilities                                  20,528         18,207
        Shareholders' equity                              170,030        177,179
                                                        ------------------------
             Total liabilities and
               shareholders' equity                      $319,021       $335,088
                                                        ========================

        Common shares outstanding                          24,080         25,598
                                                        ========================

Note: Cash, cash equivalents and restricted cash includes restricted cash of
      $21.8 million at September 26, 2004 and December 28, 2003.
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                                                                 Nine Months
                                                                 -----------
Condensed Statements of Cash Flows                            2004         2003
                                                              ----         ----
       OPERATING ACTIVITIES:
       Net income                                        $  19,594    $  14,995
       Adjustments to reconcile net income to net cash
         provided by operating activities
        Depreciation and amortization                        5,505        5,164
        Provision for doubtful accounts                      4,708        5,544
        Gain on sale of Canadian investment                   (946)        --
        Deferred income taxes                                9,743         --
       Changes in assets and liabilities,
         net of acquisitions/divestitures
        Accounts receivable                                    945      (10,773)
        Prepaid expenses and other current assets           (1,144)       3,682
        Current liabilities                                (12,102)        (969)
       Other, net                                              657       (1,295)
                                                         ----------------------
       Net cash provided by operating activities            26,960       16,348
                                                         ----------------------

       INVESTING ACTIVITIES:
       Purchase of fixed assets                             (7,607)      (4,725)
       Proceeds from sale of assets                          4,123          200
       Acquisition of businesses                              --         (1,300)
       Purchase of short-term investments                  (10,000)     (14,900)
       Maturities of short-term investments                 10,000       14,935
                                                         ----------------------
       Net cash used in investing activities                (3,484)      (5,790)
                                                         ----------------------

       FINANCING ACTIVITIES:
       Proceeds from issuance of common stock                3,420        2,179
       Repurchases of common stock                         (30,163)      (9,651)
       Repayment of capital lease obligations                 (228)        --
                                                         ----------------------
       Net cash used in financing activities               (26,971)      (7,472)
                                                         ----------------------

       Net change in cash, cash equivalents
         and restricted cash                                (3,495)       3,086
       Cash, cash equivalents and restricted
         cash at beginning of period                       100,013      101,241
                                                         ----------------------
       Cash, cash equivalents and restricted
         cash at end of period                           $  96,518    $ 104,327
                                                         ======================

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
                                                                                      3rd Quarter                 Nine Months
                                                                                      -----------                 -----------
                                                                                   2004          2003          2004          2003
                                                                                   ----          ----          ----          ----
Supplemental Information
        Net Revenues:
        Medicare (1)                                                            $  52,308     $  43,977     $ 168,749     $ 128,502
        Medicaid and local government                                              38,017        40,718       116,162       125,721
        Commercial insurance and other                                            107,745       115,003       335,312       355,937
                                                                                -----------------------     -----------------------
             Total net revenues                                                 $ 198,070     $ 199,698     $ 620,223     $ 610,160
                                                                                =======================     =======================

A reconciliation of net income between as reported and as adjusted, and the related diluted earnings per share amounts follows (2):

        Net Income - As Reported                                                $   4,399     $   4,547     $  19,594     $  14,995
        Add: income tax expense - as reported (3)                                   2,397           360        12,111         1,415
                                                                                -----------------------     -----------------------
        Income before income taxes - as reported                                    6,796         4,907        31,705        16,410
        Less: Gain on sale of Canadian investment (4)                                --            --            (946)         --
        Less: Medicare cost report settlement (1)                                  (1,084)         --         (10,087)         --
        Add: Revenue adjustment for estimated Medicare repayment (1)                 --            --           1,000          --
                                                                                -----------------------     -----------------------
        Income before income taxes - as adjusted                                    5,712         4,907        21,672        16,410
        Less: income tax expense - at normalized tax rate (3)                      (2,054)       (1,914)       (8,278)       (6,400)
                                                                                -----------------------     -----------------------
        Net Income - As Adjusted                                                $   3,658     $   2,993     $  13,394     $  10,010
                                                                                =======================     =======================

        Diluted Earnings per Share
        Net Income - As Reported                                                $    0.17     $    0.17     $    0.74     $    0.55
                                                                                =======================     =======================
        Net Income - As Adjusted                                                $    0.14     $    0.11     $    0.50     $    0.36
                                                                                =======================     =======================

Notes:

1) Medicare revenues for the third quarter of fiscal 2004 included approximately $1.1 million received from a $1.4 million settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board ("PRRB") related to the reopening of all of its 1998 cost reports. Medicare revenues for the first nine months of fiscal 2004 included approximately $10.1 million received in settlement of the Company's appeals filed with the PRRB related to the reopening of all of its 1997 and 1998 cost reports reduced by a $1 million estimated repayment to Medicare in connection with services rendered to certain patients since the inception of the Prospective Payment Reimbursement System in October 2000. In connection with the estimated repayment, the Centers for Medicare & Medicaid Services has determined that homecare providers should have received lower reimbursements for certain services rendered to beneficiaries discharged from inpatient hospitals within fourteen days immediately preceding admission to home healthcare.

2) Although "Net Income - As Adjusted" is a non-GAAP financial measure, management believes that the presentation of net income as calculated using normalized tax rates for each period and excluding the PRRB settlements and the estimated Medicare repayment as described in Note 1, as well as the gain on the sale of Gentiva's investment in a Canadian homecare company, as described in Note 4, is a useful adjunct to "Net Income - As Reported" under GAAP because it measures the Company's performance in a consistent manner between the results for the third quarter and first nine months of fiscal years 2004 and 2003. Furthermore, due to the lower effective tax rate for the third quarter and first nine months of fiscal 2003 as described in Note 3, the presentation of "Net Income - As Adjusted" incorporates an effective tax rate which is more representative of the Company's normalized tax rate for reporting purposes. Management also believes that the PRRB settlements in the third quarter and first nine months of fiscal 2004, reduced by the Medicare estimated repayment recorded in the first nine months of fiscal 2004, should be excluded from "Net Income - As Adjusted" as these items relate to reimbursement activities from prior periods as described in Note 1. In addition, the gain on the sale of the Canadian investment should be excluded from "Net Income - As Adjusted," since this is a nonrecurring item. For these reasons, management believes that "Net Income - As Adjusted" is useful to investors. Investors should not view "Net Income - As Adjusted" as an alternative to the GAAP measure of Net income.
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                                       7


3) For the third quarter and first nine months of fiscal 2003, the Company's effective tax rates were 7.3% and 8.6%, respectively. These effective rates were lower than the statutory income tax rate due to the reversal of a portion of the Company's valuation allowance relating to the realization of tax benefits associated with a net operating loss carry forward and other net deferred tax assets. For fiscal 2003, a 39% tax rate was more representative of the Company's normalized tax rate for reporting purposes, exclusive of the adjustment to the valuation allowance. For fiscal 2004, the Company's annual effective tax rate is estimated to be 38.2%.

4) Income before income taxes for the first nine months of 2004 included a gain of $946,000 from the sale of Gentiva's 19.9% interest in a Canadian homecare company to whom Gentiva sold its Canadian operations in November 2000.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K for the year ended December 28, 2003.

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